EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 filed on March 22, 2010) of Lear Corporation and subsidiaries and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements and the related financial statement schedule of Lear Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Lear Corporation and subsidiaries, included in its 2009 Annual Report (Form 10-K) filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
March 22, 2010